APPENDIX A

FORM OF AGREEMENT AND PLAN OF REORGANIZATION

_______, 2009

This Agreement and Plan of Reorganization (“Agreement”) is entered into as of _____________, 2009, by and between Tortoise Gas and Oil Corporation, a registered closed-end management investment company, File No. 811-22097 (“TGO”), and Tortoise North American Energy Corporation, a registered closed-end management investment company, File No. 811-21700 (“TYN” and together with TGO, each a “Fund” and collectively the “Funds”).

The Funds wish to effect a reorganization described in Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend this Agreement to be, and adopt it as, a "plan of reorganization" within the meaning of the regulations under the Code.  The reorganization will consist of (i) the acquisition by TYN of substantially all of the assets, and the assumption by TYN of substantially all of the liabilities, of TGO in exchange for the issuance by TYN to TGO of an equal aggregate net asset value (“NAV”) (calculated as described in Section 4 below) (less TGO’s share of the Reorganization costs) of newly-issued shares of common stock of TYN, par value $0.001 per share (the “TYN Common Shares”), (ii) the distribution by TGO of such TYN Common Shares to its common stockholders, and (iii) TGO's termination of its registration under the  Investment Company Act of 1940, as amended (the “1940 Act”) and its dissolution under Maryland law, all on the terms and conditions set forth herein (collectively, the “Reorganization”).

Each Fund’s Board of Directors (each, a “Board”), including all the members thereof who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) (the “Independent Directors”), (i) has duly adopted and approved this Agreement and the transactions contemplated hereby, and (ii) has determined that participation in the Reorganization is in the best interests of its Fund and its Fund's stockholders and that the interests of the stockholders thereof will not be diluted as a result of the Reorganization.

In consideration of the promises and the covenants and agreements thereinafter set forth, and intending to be legally bound, TYN and TGO hereby agree as follows:

1.    REPRESENTATIONS AND WARRANTIES OF TYN.

TYN represents and warrants to, and agrees with, TGO that:

(a) TYN is a corporation duly organized, validly existing and in good standing in conformity with the laws of the State of Maryland, and has the power to own all of its assets and to carry out this Agreement. TYN has all necessary federal, state and local authorizations to carry on its business as it is now being conducted and to carry out this Agreement.

(b) TYN is duly registered under the 1940 Act as a non-diversified, closed-end management investment company and such registration has not been revoked or rescinded and is in full force and effect.

(c) TYN has full power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of its Board of Directors and this Agreement constitutes a valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto.

(d) TGO has been furnished with TYN’s Annual Report to Stockholders for the fiscal year ended November 30, 2008, and the audited financial statements appearing therein, having been audited by Ernst & Young LLP, TYN's independent registered public accounting firm, fairly present the financial position of TYN as of the respective dates indicated, in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”), applied on a consistent basis.

(e) An unaudited Statement of Assets and Liabilities of TYN and an unaudited Schedule of Investments of TYN, each as of the Valuation Time (as defined in Section 4 herein), will be furnished to TGO, at or prior to the Closing Date (as defined in Section 7(a) herein), for the purpose of determining the number of TYN Common Shares (as defined above) to be issued pursuant to Section 4 of this Agreement; each will present the financial position of TYN as of the Valuation Time in conformity with GAAP, applied on a consistent basis.

(f) There are no material legal, administrative or other proceedings pending or, to the knowledge of TYN, threatened against it which assert liability on the part of TYN or which materially affect its financial condition or its ability to consummate the Reorganization. TYN is not charged with or, to the best of its knowledge, threatened with any violation or investigation of any possible violation of any provisions of any federal, state or local law or regulation or administrative ruling relating to any aspect of its business.

(g) TYN is not obligated under any provision of its Articles of Incorporation or its Bylaws, each as amended to the date hereof, and is not a party to any contract or other commitment or obligation, and is not subject to any order or decree, which would be violated by its execution of or performance under this Agreement, except insofar as the Funds have mutually agreed to amend such contract or other commitment or obligation to cure any potential violation as a condition precedent to the Reorganization.

(h) There are no material contracts outstanding to which TYN is a party that have not been disclosed in the N-14 Registration Statement (as defined in subsection (k) below) or otherwise disclosed to TGO.

(i) TYN has no known liabilities of a material amount, contingent or otherwise, other than those shown on its Statements of Assets and Liabilities referred to in subsection (e) above, those incurred in the ordinary course of its business as an investment company, and those incurred in connection with the Reorganization. As of the Valuation Time, TYN will advise TGO in writing of all known liabilities, contingent or otherwise, whether or not incurred in the ordinary course of business, existing or accrued as of such time, except to the extent disclosed in the financial statements referred to in subsection (e) above.

(j) No consent, approval, authorization or order of any court or government authority is required for the consummation by TYN of the Reorganization, except such as may be required under the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the 1940 Act or state securities laws (which term as used herein shall include the laws of the District of Columbia and Puerto Rico).

(k) The registration statement filed by TYN on Form N-14, which includes the proxy statement of TGO and TYN with respect to the transactions contemplated herein (the “Joint Proxy Statement/Prospectus”), and any supplement or amendment thereto or to the documents therein (as amended or supplemented, the “N-14 Registration Statement”), on its effective date, at the time of the stockholders’ meetings referred to in Section 8(a) of this Agreement and at the Closing Date, insofar as it relates to TYN and to TYN’s reasonable knowledge, (i) complied or will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Joint Proxy Statement/Prospectus included therein did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection only shall apply to statements in or omissions from the N-14 Registration Statement made in reliance upon and in conformity with information furnished by TYN for use in the N-14 Registration Statement.

(l) TYN has filed, or intends to file, or has obtained extensions to file, all federal, state and local tax returns which are required to be filed by it, and has paid or has obtained extensions to pay, all federal, state and local taxes shown on said returns to be due and owing and all assessments received by it, up to and including the taxable year in which the Closing Date occurs. All tax liabilities of TYN have been adequately provided for on its books, and no tax deficiency or liability of TYN has been asserted and no question with respect thereto has been raised by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid, up to and including the taxable year in which the Closing Date occurs.

(m) TYN is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. Each outstanding TYN Common Share is fully paid and nonassessable and has full voting rights.

(n) TYN Common Shares to be issued to TGO pursuant to this Agreement will have been duly authorized and, when issued and delivered pursuant to this Agreement, will be legally and validly issued and will be fully paid and, nonassessable and will have full voting rights, and no shareholder of TYN will have any preemptive right of subscription or purchase in respect thereof.

(o) At or prior to the Closing Date, TYN Common Shares to be transferred to TGO for distribution to the stockholders of TGO on the Closing Date will be duly qualified for offering to the public in all states of the United States in which the sale of shares of a Fund presently are qualified, and there will be a sufficient number of such shares registered under the 1933 Act and, as may be necessary, with each pertinent state securities commission to permit the transfers contemplated by this Agreement to be consummated.

(p) At or prior to the Closing Date, TYN will have obtained any and all regulatory, director and stockholder approvals necessary to issue TYN Common Shares to TGO.

(q) TYN’s outstanding Series B senior notes (the "Notes") are rated “AAA” or its equivalent by a nationally recognized statistical rating organization.

2.	REPRESENTATIONS AND WARRANTIES OF TGO.

TGO represents and warrants to, and agrees with, TYN that:

(a) TGO is a corporation duly organized, validly existing and in good standing in conformity with the laws of the State of Maryland, and has the power to own all of its assets and to carry out this Agreement. TGO has all necessary federal, state and local authorizations to carry on its business as it is now being conducted and to carry out this Agreement.

(b) TGO is duly registered under the 1940 Act as a non-diversified, closed-end management investment company, and such registration has not been revoked or rescinded and is in full force and effect.

(c) TGO has full power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of its Board of Directors and this Agreement constitutes a valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto.

(d) TYN has been furnished with TGO’s Annual Report to Stockholders for the fiscal year ended November 30, 2008, and the audited financial statements appearing therein, having been audited by Ernst & Young LLP, TGO's independent registered public accounting firm, fairly present the financial position of TGO as of the respective dates indicated, in conformity with GAAP, applied on a consistent basis.

(e) An unaudited Statement of Assets and Liabilities of TGO and an unaudited Schedule of Investments of TGO, each as of the Valuation Time, will be furnished to TYN at or prior to the Closing Date for the purpose of determining the number of shares of TYN Common Shares to be issued to TGO pursuant to Section 3 of this Agreement; each will present the financial position of TGO as of the Valuation Time in conformity with GAAP, applied on a consistent basis.

(f) There are no material legal, administrative or other proceedings pending or, to the knowledge of TGO, threatened against it which assert liability on the part of TGO or which materially affect its financial condition or its ability to consummate the Reorganization. TGO is not charged with or, to the best of its knowledge, threatened with any violation or investigation of any possible violation of any provisions of any federal, state or local law or regulation or administrative ruling relating to any aspect of its business.

(g) TGO is not obligated under any provision of its Articles of Incorporation or its Bylaws, each as amended to the date hereof, or a party to any contract or other commitment or obligation, and is not subject to any order or decree, which would be violated by its execution of or performance under this Agreement, except insofar as the Funds have mutually agreed to amend such contract or other commitment or obligation to cure any potential violation as a condition precedent to the Reorganization.

(h) There are no material contracts outstanding to which TGO is a party that have not been disclosed in the N-14 Registration Statement or otherwise disclosed to TYN.

(i) TGO has no known liabilities of a material amount, contingent or otherwise, other than those shown on its Statements of Assets and Liabilities referred to in subsection (e) above, those incurred in the ordinary course of its business as an investment company and those incurred in connection with the Reorganization. As of the Valuation Time, TGO will advise TYN in writing of all known liabilities, contingent or otherwise, whether or not incurred in the ordinary course of business, existing or accrued as of such time, except to the extent referred to in subsection (e) above.

(j) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by TGO of the Reorganization, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act or state securities laws.

(k) The N-14 Registration Statement, on its effective date, at the time of the stockholders’ meetings called to vote on this Agreement and on the Closing Date, insofar as it relates to TGO and to TGO’s reasonable knowledge, (i) complied or will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder, and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Joint Proxy Statement/Prospectus included therein did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall apply only to statements in or omissions from the N-14 Registration Statement made in reliance upon and in conformity with information furnished by TGO for use in the N-14 Registration Statement.

(l) TGO has filed, or intends to file, or has obtained extensions to file, all federal, state and local tax returns which are required to be filed by it, and has paid or has obtained extensions to pay, all federal, state and local taxes shown on said returns to be due and owing and all assessments received by it, up to and including the taxable year in which the Closing Date occurs. All tax liabilities of TGO have been adequately provided for on its books, and no tax deficiency or liability of TGO has been asserted and no question with respect thereto has been raised by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid, up to and including the taxable year in which the Closing Date occurs.

(m) TGO is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share (the “TGO Common Shares”). Each outstanding TGO Common Share is fully paid and nonassessable and has full voting rights.

(n) At both the Valuation Time and the Closing Date, TGO will have full right, power and authority to sell, assign, transfer and deliver the TGO Investments. As used in this Agreement, the term “TGO Investments” shall mean (i) the investments of TGO shown on the Schedule of Investments as of the Valuation Time furnished to TYN; and (ii) all other assets owned by TGO as of the Valuation Time. At the Closing Date, subject only to the obligation to deliver the TGO Investments as contemplated by this Agreement, TGO will have good and marketable title to all of the TGO Investments, and TYN will acquire all of the TGO Investments free and clear of any encumbrances, liens or security interests and without any restrictions upon the transfer thereof (except those imposed by the federal or state securities laws and those imperfections of title or encumbrances as do not materially detract from the value or use of the TGO Investments or materially affect title thereto).

(o) All of the issued and outstanding TGO Common Shares were offered for sale and sold in conformity with all applicable federal and state securities laws.

(p) The books and records of TGO made available to TYN and/or its counsel are substantially true and correct and contain no material misstatements or omissions with respect to the operations of TGO.

(q) TGO will not sell or otherwise dispose of any of TYN Common Shares to be received in the Reorganization, except in distribution to the stockholders of TGO, as provided in Section 3 of this Agreement.

3.	THE REORGANIZATION.

(a) Subject to receiving the requisite approvals of the stockholders of TGO and TYN, and to the other terms and conditions contained herein, TGO agrees to convey, transfer and deliver to TYN and TYN agrees to acquire from TGO, on the Closing Date, all of the TGO Investments (including interest, dividends or distributions accrued as of the Valuation Time), and assume from TGO substantially all of the liabilities of TGO.  In exchange, TGO will receive on the Closing Date that number of TYN Common Shares and cash for fractional shares as provided in Section 4 of this Agreement.

(b) Pursuant to this Agreement, as soon as practicable after the Closing Date, TGO will distribute all cash (for fractional shares) and TYN Common Shares received by it to its stockholders of record in exchange for their TGO Common Shares based on the Exchange Rate (as defined and calculated below).  The distribution of TYN Common Shares to TGO stockholders of record shall be accomplished as described in Section 4.

(c) The “Exchange Rate” will be determined by dividing the TGO NAV per share by the TYN NAV per share, with each calculated at the Valuation Time (less, in each case, the Reorganization costs for each Fund).

(d) If it is determined that the portfolios of TGO and TYN, when aggregated, would contain investments exceeding certain percentage limitations imposed upon TYN with respect to such investments in its non-fundamental investment policies, TGO, if requested by TYN, will dispose of a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Closing Date. Notwithstanding the foregoing, (a) nothing herein will require TGO to dispose of any portfolios, securities or other investments, if, in the reasonable judgment of TGO’s Board of Directors or Tortoise Capital Advisors, LLC (the “Investment Adviser”), such disposition would adversely affect the tax-free nature of the Reorganization for U.S. federal income tax purposes or would otherwise not be in the best interests of TGO, and (b) nothing will permit TGO to dispose of any portfolio securities or other investments if, in the reasonable judgment of TYN’s Board of Directors or the Investment Adviser, such disposition would adversely affect the tax-free nature of the Reorganization for U.S. federal income tax purposes or would otherwise not be in the best interests of TYN.

(e) TGO will pay or cause to be paid to TYN any accrued interest, dividends or distributions that TGO receives on or after the Closing Date with respect to any of the TGO Investments transferred to TYN hereunder.

(f) Recourse for liabilities assumed from TGO by TYN in the Reorganization will be limited to the net assets acquired by TYN. The known liabilities of TGO, as of the Valuation Time, shall be confirmed to TYN pursuant to Section 2(i) of this Agreement.

(g) TGO will be terminated and liquidated as soon as practicable following the Closing Date by terminating its registration under the 1940 Act and dissolving under Maryland law and will withdraw its authority to do business in any state where it is registered.

(h) TYN will use its commercially reasonable efforts to ensure that following the Closing Date the Notes maintain the ratings in effect as of the Valuation Time.

4.	ISSUANCE AND VALUATION OF TYN COMMON SHARES IN THE REORGANIZATION.

TYN shall issue to TGO cash (for fractional shares) and TYN Common Shares collectively having an aggregate value (with the TYN Common Shares valued at their NAV, adjusted for TYN’s share of the

Reorganization costs) equal to the net asset value of TGO, reduced by TGO's share of reorganization costs (with each amount determined as set forth below), in exchange for all of the assets and liabilities of TGO.

The NAV of each Fund shall be determined as of the Valuation Time in accordance with the normal valuation methodologies adopted by each Fund’s Board of Directors.  The Valuation Time shall be 4:00 p.m., Eastern time, on a date mutually agreed upon in writing that is expected to promptly follow the receipt of TGO stockholder approval (the “Valuation Time”).  The value of each Fund's investments (as set forth on the Schedule of Investments provided pursuant to Sections 1(e) and 2(e)) will be determined pursuant to the normal valuation methodologies adopted by each Fund’s Board of Directors, and fair values in all cases shall be determined as of the Valuation Time.  Such valuation and determination shall be made by each respective Fund and shall be confirmed in writing, including certifications of the computations involved, to the other Fund.

For purposes of determining the NAV per share of each Fund’s common shares, the fair value of the securities held by the applicable Fund plus cash or other assets (including interest, dividends or distributions, accrued but not yet received and the value of any net deferred tax assets computed in accordance with GAAP) minus (i) all of the Fund’s liabilities (including accrued expenses and any net deferred tax liabilities), (ii) accrued and unpaid interest payments on any outstanding indebtedness, (iii) the aggregate principal amount of any outstanding indebtedness, (iv) any distributions payable on the Fund’s common stock, and (v) each Fund’s share of the Reorganization costs as described in Section 5, shall be divided by the total number of TGO Common Shares or TYN Common Shares, respectively, outstanding at such time.

TYN shall issue to TGO a book entry receipt for TYN Common Shares.  TGO shall then distribute a number of TYN Common Shares to the record holders of TGO Common Shares equal to the summation of the Exchange Rate times the number of TGO Common Shares held by each respective TGO stockholder on such record date, rounded down to the nearest whole number for each respective TGO stockholder.  Such shares will be distributed through a mandatory corporate action (CUSIP swing from TGO CUSIP(s) to the TYN CUSIP).

No fractional TYN Common Shares will be issued to TGO.  In lieu thereof, TGO will receive cash from TYN in an amount equal to the NAV (less Reorganization costs allocable to TGO) of the aggregated fractional TYN Common Shares that such TGO stockholders would otherwise have received.  TGO will then distribute such cash to TGO stockholders of record in an amount equal to the net asset value of the fractional TYN Common Shares that the TGO stockholders would otherwise have received in the Reorganization.

5.	PAYMENT OF EXPENSES.

TGO and TYN will bear expenses incurred in connection with the Reorganization, including but not limited to costs related to the preparation and distribution of materials distributed to each Fund’s Board of Directors, expenses incurred in connection with the preparation of the Reorganization Agreement and the registration statement on Form N-14, the printing and distribution of the joint proxy statement/prospectus and semi-annual reports, SEC and state securities commission filing fees and legal and audit fees in connection with the Reorganization, legal fees incurred preparing each Fund’s Board materials, attending each Fund’s Board meetings and preparing the minutes, auditing fees associated with each Fund’s financial statements, stock exchange fees, transfer agency fees, rating agency fees, portfolio transfer taxes (if any) and any similar expenses incurred in connection with the Reorganization, which will be borne directly by the respective Fund incurring the expense or allocated among the Funds based upon some reasonable methodology to be reviewed by each Fund’s Board of Directors.

6.	COVENANTS OF THE FUNDS.

(a) Each Fund covenants to operate its business as presently conducted between the date hereof and the Closing Date.

(b) TGO agrees that as soon as practicable following the consummation of the Reorganization, it will dissolve in accordance with the laws of the State of Maryland and any other applicable law, it will not make any distributions of any TYN Common Shares other than to its stockholders and without first paying or adequately providing for the payment of all of its respective liabilities not assumed by TYN, if any, and on and after the Closing Date it shall not conduct any business except in connection with its termination.

(c) TGO undertakes that if the Reorganization is consummated, it will file an application pursuant to Section 8(f) of the 1940 Act for an order declaring that TGO has ceased to be a registered investment company.

(d) TYN will file the registration statement on Form N-14 with the Securities and Exchange Commission (the “SEC”) and will use its commercially reasonable efforts to provide that the registration statement on Form N-14 becomes effective as promptly as practicable. Each Fund agrees to cooperate fully with the other, and each will furnish to the other the information relating to itself to be set forth in the registration statement on Form N-14 as required by the 1933 Act, the 1934 Act the 1940 Act, and the rules and regulations thereunder and the state securities laws.

(e) TGO has no plan or intention to sell or otherwise dispose of the TGO Investments, except for dispositions made in the ordinary course of business.

(f) Each of the Funds agrees that by the Closing Date all of its federal and other tax returns and reports required to be filed on or before such date shall have been filed and all taxes shown as due on said returns either have been paid or adequate liability reserves have been provided for the payment of such taxes.

The intention of the parties is that the transaction contemplated by this Agreement will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither TYN nor TGO shall take any action or cause any action to be taken (including, without limitation, the filing of any tax return) that is inconsistent with such treatment or results in the failure of the transaction to qualify as a reorganization within the meaning of Section 368(a) of the Code. At or prior to the Closing Date, TYN and TGO will take such action, or cause such action to be taken, as is reasonably necessary to enable Husch Blackwell Sanders LLP (“HBS”), counsel to the Funds, to render the tax opinion required herein (including, without limitation, each party’s execution of representations reasonably requested by and addressed to HBS).

In connection with this covenant, the Funds agree to cooperate with each other in filing any tax return, amended return or claim for refund, determining a liability for taxes or a right to a refund of taxes or participating in or conducting any audit or other proceeding in respect of taxes. TYN agrees to retain for a period of ten years following the Closing Date all returns, schedules and work papers and all material records or other documents relating to tax matters of TGO for each of such Fund’s taxable period first ending after the Closing Date and for all prior taxable periods.

After the Closing Date, TGO shall prepare, or cause its agents to prepare, any federal, state or local tax returns required to be filed by such fund with respect to its final taxable year ending with its complete dissolution following the Reorganization and for any prior periods or taxable years and further shall cause such tax returns to be duly filed with the appropriate taxing authorities. Notwithstanding the aforementioned provisions of this subsection, any expenses incurred by TGO (other than for payment of taxes) in connection with the preparation and filing of said tax returns after the Closing Date shall be borne by such Fund to the extent such expenses have been accrued by such Fund in the ordinary course without regard to the Reorganization; any excess expenses shall be borne by the Adviser or an affiliate thereof.

(g) Each Fund agrees to mail to its stockholders of record entitled to vote at the special meeting of stockholders at which action is to be considered regarding this Agreement, in sufficient time to comply with requirements as to notice thereof, the joint proxy statement/prospectus which complies in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and the 1940 Act, and the rules and regulations, respectively, thereunder.

(h) Following the consummation of the Reorganization, TYN will continue its business as a non-diversified, closed-end management investment company registered under the 1940 Act.

7.    CLOSING DATE.

(a) Delivery of the assets and liabilities of TGO to be transferred and TYN Common Shares to be issued as provided in this Agreement, shall be made at such place and time as the Funds shall mutually agree on the next full business day following the Valuation Time, or at such other time and date agreed to by the Funds, the date and time upon which such delivery is to take place being referred to herein as the “Closing Date.” To the extent that any TGO Investments, for any reason, are not transferable on the Closing Date, TGO shall cause such TGO Investments to be transferred to TYN’s account with its custodian at the earliest practicable date thereafter.

(b) TGO will deliver to TYN on the Closing Date confirmation or other adequate evidence as to the tax basis of the TGO Investments delivered to TYN hereunder.

8.	CONDITIONS OF TGO.

The obligations of TGO hereunder shall be subject to the following conditions:

(a) That this Agreement shall have been adopted, and the Reorganization shall have been approved, by the affirmative vote of the members of the Board of Directors of TGO, including a majority of the Fund's Independent Directors, and by the affirmative vote of the TGO stockholders entitled to cast a majority of all votes entitled to be cast on the matter; and that TYN shall have delivered to TGO a copy of the resolution approving this Agreement adopted by the Board of Directors of TYN, and a certificate setting forth the vote of holders of TYN Common Shares approving the issuance of additional TYN Common Shares, each certified by its Secretary.

(b) That TGO shall have received from TYN a Statement of Assets and Liabilities, with fair values determined as provided in Section 4 of this Agreement, together with a Schedule of Investments, all as of the Valuation Time, certified on TYN’s behalf by any authorized officer of TYN, and a certificate signed by any authorized officer of TYN, dated as of the Closing Date, certifying that as of the Valuation Time and as of the Closing Date there has been no material adverse change in the financial position of TYN from the information set forth in the Joint Proxy Statement/Prospectus, other than changes in its portfolio securities since that date or changes in the market value of its portfolio securities.

(c) That TYN shall have furnished to TGO a certificate signed by any authorized officer of TYN, dated as of the Closing Date, certifying that, as of the Valuation Time and as of the Closing Date, all representations and warranties of TYN made in this Agreement are true and correct in all material respects with the same effect as if made at and as of such dates, and that TYN has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to each of such dates.

(d) That there shall not be any material litigation pending with respect to the matters contemplated by this Agreement.

(e) TGO shall have received the opinion of HBS or Maryland counsel, acting as special counsel for TYN, dated as of the Closing Date, addressed to TGO, substantially in the form and to the effect that:

(i) TYN is validly existing and in good standing under the laws of the State of Maryland;

(ii) TYN is registered as a closed-end management investment company under the 1940 Act;

(iii) TYN has the power and authority to execute, deliver and perform all of its obligations under this Agreement under the laws of the State of Maryland, the execution and delivery and the consummation by TYN of the transactions contemplated hereby have been duly authorized by all requisite action of TYN under the laws of the State of Maryland, and this Agreement has been duly executed and delivered by TYN under the laws of the State of Maryland;

(iv) this Agreement constitutes a valid and binding obligation of TYN (assuming this Agreement is a valid and binding obligation of the other party hereto);

(v) the execution and delivery by TYN of this Agreement and the performance by TYN of its obligations under this Agreement do not conflict with the Articles of Incorporation or the Bylaws of TYN;

(vi) neither the execution, delivery or performance by TYN of this Agreement nor the compliance by TYN with the terms and provisions hereof contravene any provision of the laws of the State of Maryland or the federal laws of the United States;

(vii) no governmental approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution or delivery of this Agreement by TYN or the enforceability of this Agreement against TYN; and

(viii) the TYN Common Shares have each been duly authorized and, upon issuance thereof in accordance with this Agreement, each will be validly issued, fully paid and nonassessable.

(f) That TGO shall have obtained an opinion from HBS, counsel for TYN, dated as of the Closing Date, addressed to TGO, that the consummation of the transactions set forth in this Agreement comply with the requirements of a reorganization as described in Section 368(a) of the Code.

(g) That all proceedings taken by each of TYN and its counsel in connection with the Reorganization and all documents incidental thereto shall be satisfactory in form and substance to the others.

(h) That the N-14 Registration Statement shall have become effective under the 1933 Act, and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of TYN, be contemplated by the SEC.

(i) That the Investment Adviser shall have agreed to a management fee waiver of 0.10% and 0.05% of average monthly managed assets of the combined Fund for the 2010 and 2011 calendar years, respectively, which would apply if the Reorganization closes.

(j) That the Board of Directors of TGO, including a majority of the Fund’s Independent Directors, believes as of the Closing Date that TYN has the financial capacity to consummate the Reorganization and sufficient liquidity to pay any outstanding balance on the TGO line of credit and remain in compliance with the statutory and contractual leverage limitations by which TYN is bound.

(k) That the TYN Common Shares to be issued to TGO in the Reorganization shall have been approved for listing on the New York Stock Exchange.

9.	CONDITIONS OF TYN.

The obligations of TYN hereunder shall be subject to the following conditions:

(a) That this Agreement shall have been adopted, and the Reorganization shall have been approved, by the affirmative vote of the members of the Board of Directors of TYN, including a majority of the Fund's Independent Directors, and that the issuance of additional TYN Common Shares shall have been approved by the affirmative vote of a majority of the votes cast, provided that total votes cast on the proposal represented over 50% of all securities entitled to vote on the proposal; and TGO shall have delivered to TYN a copy of the resolution approving this Agreement adopted by TGO’s Board of Directors, and a certificate setting forth the vote of the holders of TGO Common Shares approving the Reorganization, each certified by its Secretary.

(b) That TGO shall have furnished to TYN a Statement of Assets and Liabilities, with fair values determined as provided in Section 4 of this Agreement, together with a Schedule of Investments with their respective dates of acquisition and tax basis, all as of the Valuation Time, certified on TGO’s behalf by any authorized officer of TGO, and a certificate signed by any authorized officer of TGO, dated as of the Closing Date, certifying that as of the Valuation Time and as of the Closing Date there has been no material adverse change in the financial position of TGO from the information set forth in the Joint Proxy Statement/Prospectus, other than changes in the TGO Investments since that date or changes in the fair value of the TGO Investments.

(c) That TGO shall have furnished to TYN a certificate signed by any authorized officer of TGO, dated the Closing Date, certifying that as of the Valuation Time and as of the Closing Date all representations and warranties of TGO made in this Agreement are true and correct in all material respects with the same effect as if made at and as of such dates and TGO has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to such dates.

(d) That there shall not be any material litigation pending with respect to the matters contemplated by this Agreement.

(e) That TYN shall have received the opinion of HBS or Maryland counsel acting as special counsel for TGO, dated as of the Closing Date, addressed to TYN, substantially in the form and to the effect that:

(i) TGO is validly existing and in good standing under the laws of the State of Maryland;

(ii) TGO is registered as a closed-end management investment company under the 1940 Act;

(iii) TGO has the power and authority to execute, deliver and perform all of its obligations under this Agreement under the laws of the State of Maryland, the execution and delivery and the consummation by TGO of the transactions contemplated hereby have been duly authorized by all requisite action of TGO under the laws of the State of Maryland, and this Agreement has been duly executed and delivered by TGO under the laws of the State of Maryland;

(iv) this Agreement constitutes a valid and binding obligation of TGO (assuming this Agreement is a valid and binding obligation of the other party hereto);

(v) the execution and delivery by TGO of this Agreement and the performance by TGO of its obligations under this Agreement do not conflict with the Articles of Incorporation or the Bylaws of TGO;

(vi) neither the execution, delivery or performance by TGO of this Agreement nor the compliance by TGO with the terms and provisions hereof contravene any provision of the laws of the State of Maryland or the federal laws of the United States; and

(vii) no governmental approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution or delivery of this Agreement by TGO or the enforceability of this Agreement against TGO.

(f) That TYN shall have obtained an opinion from HBS, counsel for TGO, dated as of the Closing Date, addressed to TYN, that the consummation of the transactions set forth in this Agreement comply with the requirements of a reorganization as described in Section 368(a) of the Code.

(g) That all proceedings taken by TGO and its counsel in connection with the Reorganization and all documents incidental thereto shall be satisfactory in form and substance to TYN.

(h) That the N-14 Registration Statement shall have become effective under the 1933 Act and no stop order suspending such effectiveness shall have been instituted or, to the knowledge of TGO, be contemplated by the SEC.

(i) That the Investment Adviser shall have agreed to a management fee waiver of 0.10% and 0.05% of average monthly managed assets of the combined fund for the 2010 and 2011 calendar years, respectively, which would apply if the Reorganization closes.

(j) That the Board of Directors of TYN, including a majority of the Fund’s Independent Directors, believes as of the Closing Date that TYN will satisfy the conditions set forth in Section 8(j).

10.	TERMINATION, POSTPONEMENT AND WAIVERS.

(a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Reorganization abandoned at any time (whether before or after adoption thereof by the stockholders of either of the Funds) prior to the Closing Date, or the Closing Date may be postponed, (i) by mutual consent of the Boards of Directors of the Funds, (ii) by the Board of Directors of TGO if any condition of TGO’s obligations set forth in Section 8 of this Agreement has not been fulfilled or waived by such Board of Directors, or (iii) by the Board of Directors of TYN if any condition of TYN’s obligations set forth in Section 9 of this Agreement has not been fulfilled or waived by such Board of Directors.

(b) If the transactions contemplated by this Agreement have not been consummated by December 31, 2009, this Agreement automatically shall terminate on that date, unless a later date is mutually agreed to by the Boards of Directors of the Funds.

(c) In the event of termination of this Agreement pursuant to the provisions hereof, the same shall become void and have no further effect, and there shall not be any liability on the part of any Fund or persons who are their directors, trustees, officers, agents or stockholders in respect of this Agreement.

(d) At any time prior to the Closing Date, any of the terms or conditions of this Agreement may be waived by the Board of Directors of either Fund (whichever is entitled to the benefit thereof), if, in the judgment of such Board of Directors after consultation with its counsel, such action or waiver will not have a material adverse effect on the benefits intended under this Agreement to the stockholders of their respective fund, on behalf of which such action is taken.

(e) The respective representations and warranties contained in Sections 1 and 2 of this Agreement shall expire with, and be terminated by, the consummation of the Reorganization, and neither Fund nor any of its officers, trustees, agents or stockholders shall have any liability with respect to such representations or warranties after the Closing Date. This provision shall not protect any officer, trustee, agent or stockholder of either Fund against any liability to the entity for which that officer, trustee, agent or stockholder so acts or to its stockholders, to which that officer, trustee, agent or stockholder otherwise would be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties in the conduct of such office.

(f) If any order or orders of the SEC with respect to this Agreement shall be issued prior to the Closing Date and shall impose any terms or conditions which are determined by action of the Boards of Directors of the Funds to be acceptable, such terms and conditions shall be binding as if a part of this Agreement without further vote or approval of the stockholders of the Funds unless such terms and conditions shall result in a change in the method of computing the number of TYN Common Shares to be issued to TGO, as applicable, in which event, unless such terms and conditions shall have been included in the proxy solicitation materials furnished to the stockholders of the Funds prior to the meetings at which the Reorganization shall have been approved, this Agreement shall not be consummated and shall terminate unless the Funds promptly shall call a special meeting of stockholders at which such conditions so imposed shall be submitted for approval.

11.     INDEMNIFICATION.

(a) Each party (an “Indemnitor”) shall indemnify and hold the other and its officers, trustees, agents and persons controlled by or controlling any of them (each, an “Indemnified Party”) harmless from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, deficiencies, taxes, assessments, charges, costs and expenses of any nature whatsoever (including reasonable attorneys’ fees), including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by such the Indemnified Party in connection with the defense or disposition of any claim, action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such the Indemnified Party may be or may have been involved as a party or otherwise or with which such the Indemnified Party may be or may have been threatened (collectively, the “Losses”) arising out of or related to any claim of a breach of any representation, warranty or covenant made herein by the Indemnitor; provided, however, that no Indemnified Party shall be indemnified hereunder against any Losses arising directly from such the Indemnified Party’s (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnified Party’s position.

(b) The Indemnified Party shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought hereunder. The Indemnified Party shall give written notice to Indemnitor within the earlier of ten days of receipt of written notice to the Indemnified Party or 30 days from discovery by the Indemnified Party of any matters which may give rise to a claim for indemnification or reimbursement under this Agreement. The failure to give such notice shall not affect the right of the Indemnified Party to indemnity hereunder unless such failure has materially and adversely affected the rights of the Indemnitor; provided that in any event such notice shall have been given prior to the expiration of the Survival Period. At any time after ten days from the giving of such notice, the Indemnified Party may, at its option, resist, settle or otherwise compromise, or pay such claim unless it shall have received notice from the Indemnitor that the Indemnitor intends, at the Indemnitor’s sole cost and expense, to assume the defense of any such matter, in which case the Indemnified Party shall have the right, at no cost or expense to the Indemnitor, to participate in such defense. If the Indemnitor does not assume the defense of such matter, and in any event until the Indemnitor states in writing that it will assume the defense, the Indemnitor shall pay all costs of the Indemnified Party arising out of the defense until the defense is assumed; provided, however, that the Indemnified Party shall consult with the Indemnitor and obtain indemnitor’s prior written consent to any payment or settlement of any such claim. The Indemnitor shall keep the Indemnified Party fully apprised at all times as to the status of the defense. If the Indemnitor does not assume the defense, the Indemnified Party shall keep the Indemnitor apprised at all times as to the status of the defense. Following indemnification as provided for hereunder, the Indemnitor shall be subrogated to all rights of the Indemnified Party with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.

12.	OTHER MATTERS.

(a) All covenants, agreements, representations and warranties made under this Agreement and any certificates delivered pursuant to this Agreement shall be deemed to have been material and relied upon by each of the parties, notwithstanding any investigation made by them or on their behalf.

(b) All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or sent by registered mail or certified mail, postage prepaid. Notice to TGO shall be addressed to TGO c/o Tortoise Capital Advisors, LLC, 11550 Ash Street, Suite 300, Leawood, Kansas 66211, Attention:  Connie Savage, Secretary of TGO, or at such other address as TGO may designate by written notice to TYN. Notice to TYN shall be addressed to TYN c/o Tortoise Capital Advisors, LLC, 11550 Ash Street, Suite 300, Leawood, Kansas 66211, Attention: Connie Savage, Secretary of TYN, or at such other address and to the attention of such other person as TYN may designate by written notice to TGO. Any notice shall be deemed to have been served or given as of the date such notice is delivered personally or mailed.

(c) This Agreement supersedes all previous correspondence and oral communications between the parties regarding the Reorganization, constitutes the only understanding with respect to the Reorganization, may not be changed except by a letter of agreement signed by each party and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in said state.

(d) It is expressly agreed that the obligations of the Funds hereunder shall not be binding upon any of their respective Directors, stockholders, nominees, officers, agents, or employees personally, but shall bind only the property of the respective Fund. The execution and delivery of this Agreement has been authorized by the Directors of each Fund and signed by authorized officers of each Fund, acting as such, and neither such authorization by such Directors, nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of each Fund.

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original but all such counterparts together shall constitute but one instrument.

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed and delivered by their duly authorized officers as of the day and year first written above.

TORTOISE GAS AND OIL CORPORATION

[Name] _____________________
[Title] ______________________

TORTOISE NORTH AMERICAN ENERGY CORPORATION

[Name] _____________________
[Title] ______________________